Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES REPORTS 2011 FOURTH QUARTER AND YEAR END RESULTS

Revenues for 2011 More than Double; Similar Growth Expected for 2012

Net Income for Q4 2011 of $13.8 Million, or $1.53 Per Share

Littleton, CO – March 13, 2012 – ADA-ES, Inc. (NASDAQ:ADES) (“ADA”) today announced financial results for the fourth quarter and year ended December 31, 2011.

OVERVIEW OF 2011 FOURTH QUARTER RESULTS

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Total revenues increased 174% to $24.6 million from $9.0 million in the fourth quarter of 2010, primarily due to recognition of Refined Coal (“RC”) revenues, including coal sales of $17.4 million recognized during demonstration of new placed-in-service facilities.

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Gross margin was $4.7 million, or 19% of revenue, compared to $6.5 million, or 72% of revenues. Lower margin in 2011 is due to inclusion of coal purchases and sales associated with RC activities. 2011 fourth quarter gross margin excluding coal sales and purchases was 64%.

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Net income of $13.8 million, or $1.53 per diluted share, compared to a net loss of $3.1 million, or $0.42 per diluted share, in the fourth quarter of 2010. The 2011 period included a non-cash $20.0 million gain recognized in settlement of an indemnity claim. The 2010 period included $8.3 million of non-routine legal expenses and a $6.1 million gain from settlement of litigation.

OVERVIEW OF 2011 RESULTS

•	Total revenues increased 139% to $53.3 million.

•	Gross margin of $24.4 million, or 46% of revenues, compared to $13.7 million, or 61% of revenues. 2011 gross margin excluding coal sales and purchases was 73%.

•	Net loss of $19.9 million, or $2.48 per diluted share, compared to a net loss of $15.5 million, or $2.09 per diluted share in 2010.

2011 AND 2012 YTD OPERATIONAL ACHIEVEMENTS

Dr. Michael D. Durham, President and CEO of ADA stated, “In 2011, we achieved a number of important milestones that we believe will serve as the foundation for our growth in 2012:

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Clean Coal Solutions, LLC (“Clean Coal”), ADA’s joint venture with NexGen Resources Corporation (“NexGen”) and an affiliate of The Goldman Sachs Group, Inc., successfully installed and operated 26 new RC facilities in 2011, satisfying the “placed-in-service” requirements that qualify these facilities to produce RC and generate IRS Section 45 tax credits of $6.33 per ton for the next 10 years.

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15 of these 26 RC facilities have been installed at plants where we believe they will reside for the remaining life of the tax credits. Although permitting and contract negotiations on many of these 15 units are still in progress, we expect several will be operational by the end of the 2012 second quarter.

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In that regard, based upon our progress-to-date, we continue to believe that by the end of 2012 the RC facilities we expect to put into operation will generate annualized revenues and pre-tax income for ADA of approximately $100 million and $50 million per year, respectively, after payments to minority partners for the remaining life of the tax credits.

•	We ended 2011 with no significant debt and nearly $41 million in cash.

•	We settled various litigation and arbitration matters, allowing us to devote our energies to expanding our business and building long-term value for our shareholders.

OVERVIEW OF SEGMENTS & OUTLOOK

Dr. Durham continued, “Each of our three segments reported quarter-over-quarter improvements in revenues. In the RC segment, we benefited from the continuing contributions of the two RC facilities placed in operation in the second quarter of 2010. These facilities qualify for the Section 45 tax credits of $6.33 per ton of RC available over the next ten years. For 2011, of the $40.3 million in revenues from the RC segment, these two RC facilities contributed $20.1 million in revenues and $14.7 million in income from operations, respectively, compared to revenues of $10.1 million and income from operations of $7.3 million in 2010 from their 6-months of operations that year. Higher total RC revenues also reflect raw coal purchases in the amount of $20.0 million and subsequent RC sales made during the demonstration periods of the new placed-in-service facilities. Although these coal purchases and sales do not generate any margin, they provide Clean Coal with tax credits and benefits that can be used to lower and offset federal tax obligations.”

He continued, “Our core RC technology is complemented by a broad portfolio of effective, low-cap-ex solutions that allow utilities to reduce mercury and other toxic pollutants. For the 2011 quarter, revenues from Emission Control (EC) rose to $3.1 million and revenues from the Carbon Capture segment of our business increased to $1.2 million.”

Refined Coal

Dr. Durham continued, “In 2011, we exceeded all of our expectations by designing/fabricating/installing and operating 26 new RC facilities to meet “placed-in-service” requirements. We are now moving forward on a number of parallel paths to achieve full-time operational status for each of these facilities. The complexity of this process is demonstrated by the fact that each facility represents a completely separate set of negotiations and contracts involving a number of different parties and plant specific details. In spite of the difficulty we are very comfortable that by the end of 2012, the operating RC facilities will be generating pre-tax income at a run rate of approximately $50 million per year. Beyond 2012, there is the potential for additional upside as we get the remaining units up and running in 2013. By doing so, we could double the expected levels for RC revenues and cash flows by the end of 2013.”

Emission Control

EC revenues increased by 20% to $3.1 million in the fourth quarter of 2011 from $2.6 million in the fourth quarter of 2010, primarily due to increased consulting and equipment sales.

Dr. Durham noted, “The Mercury and Air Toxics Standards proposal (“MATS”) has been published in the Federal Register and will be considered final on April 16th of this year. This legislation is expected to expand the market opportunity for ACI systems to approximately $500-600 million, or 400-600 new systems over the next three years. We believe that we are well positioned to capitalize on this opportunity, given our 35% market share of installed / installation-in-progress ACI systems at coal-fired power plants across the country and the network of industry contacts we have developed.

“As of December 31, 2011, ADA had contracts in progress for work related to the EC segment totaling approximately $736,000 compared to $3.5 million at September 30, 2011. ACI system revenues totaled $1.3 million in the fourth quarter of 2011 compared to $791,000 in the comparable period of 2010. In the near term, we expect ACI and DSI Systems sales to grow, as utilities and other potential customers formulate and act on their approach in response to the new Federal MATS regulation. To date, ADA has installed or is in the process of installing ACI systems controlling mercury emissions from 55 coal-fired electric generated unit boilers.

“Regarding our exclusive licensing agreement with Arch Coal which provides ADA with royalties of up to $1 per ton for the premium Arch receives from sales of the enhanced coal, we recognized $333,000 of the $2.0 million license fee in the fourth quarter.”

CO2 Capture

CO2 Capture revenues increased by 158% to $1.2 million in the fourth quarter of 2011 from $466,000 in the comparable prior year period, due primarily to an increase in activities associated with the previously announced DOE contract. As of December 31, 2011, ADA had outstanding DOE contracts, including anticipated industry cost share in progress, of approximately $15.7 million. The Company expects to recognize approximately $5.6 million from these contracts in 2012 with the balance through 2014.

Dr. Durham went on to say, “ADA’s work continues on our $19 million phase II project to develop clean coal technology to capture CO2 from coal-fired power plants and industrial sources. We completed the design of the plant and expect to hear from the DOE shortly regarding funding to commence construction. Our recent tests have shown that this solid-sorbent technology offers the potential to significantly reduce the amount of energy required to capture CO2 when compared to competing technologies.”

BALANCE SHEET HIGHLIGHTS

As of December 31, 2011, ADA had cash and cash equivalents totaling $40.9 million compared to $9.7 million at year-end 2010. This increase reflected the $28.4 million in net proceeds generated by the public sale of two million shares of ADA common stock in October 2011 and the November 2011 sale of an additional 300,000 shares of ADA common stock, pursuant to the underwriters’ over-allotment option, that generated additional net proceeds of approximately $4.3 million. Working capital was $3.8 million compared to working capital of $10.1 million at December 31, 2010. This decline was primarily due to payments made related to the Norit matter, partially offset by proceeds from the sale of an effective 15% interest in the equity of Clean Coal to an affiliate of The Goldman Sachs Group, Inc. At December 31, 2011, $14.5 million had been drawn on Clean Coal’s $15 million line of credit and stockholders’ equity was $49.2 million.

Conference Call

Management will conduct a conference call focusing on the financial results and recent developments at 10:00 AM ET on Tuesday, March 13, 2012. Interested parties may participate in the call by dialing (877) 423-9820 (Domestic) or (201) 493-6749. Please call in 10 minutes before the call is scheduled to begin, and ask for the ADES call. The conference call will also be webcast live via the Investor Information section of ADA’s website at www.adaes.com. To listen to the live call please go the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About ADA

ADA is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

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Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions from burning Powder River Basin (“PRB”) coals in cyclone boilers and our patent pending M-45™ technology for other types of coal and boilers. Both technologies reduce emissions of NOx and mercury in coal fired boilers.

•	We supply Activated Carbon Injection (“ACI”) and Dry Sorbent Injection (“DSI”) systems, mercury measurement instrumentation, and related services.

•	Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced PRB coal with reduced emissions of mercury and other metals.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release contains and the conference call referenced in this press release will include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include, but will not necessarily be limited to, statements or expectations regarding future contracts, projects, demonstrations and technologies; amount and timing of RC production, revenues, earnings, operating income, cash flows and other financial measures; our ability to capitalize on and expand our business to meet opportunities in our target markets and profit from our proprietary technologies; scope, timing and impact of current and anticipated regulations and legislation; future supply and demand; the ability of our technologies to assist our customers in complying with government regulations; and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws and regulations, government funding, prices, economic conditions and market demand; timing of regulations and any legal challenges to them; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start-up and operational difficulties; inability to commercialize our technologies on favorable terms; our inability to ramp up operations to effectively address expected growth in our target markets; failure of CCS’ leased facilities to continue to produce coal which qualifies for IRS Section 45 tax credits; termination of the leases for such facilities; decreases in the production of RC by the lessee; seasonality; failure to monetize the new CyClean and M-45 facilities; issues arising out of our inability to negotiate, execute and close on definitive agreements for the license of the M-45 technology to CCS; availability of raw materials and equipment for our businesses; loss of key personnel; intellectual property infringement claims from third parties; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contact:
ADA-ES, Inc.	-or-	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President		The Equity Group Inc.
Mark H. McKinnies, Senior VP & CFO		www.theequitygroup.com
(303) 734-1727		Devin Sullivan, (212) 836-9608
www.adaes.com		DSullivan@equityny.com

Thomas Mei, (212) 836-9614
TMei@equityny.com

See Accompanying Tables

ADA-ES, Inc. and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenue:
Refined coal	$20,259	$5,892	$40,253	$10,383
Emission control	3,130	2,610	9,967	9,825
CO2 capture	1,202	466	3,096	2,073

Total revenues	24,591	8,968	53,316	22,281
Cost of Revenues:
Refined coal	16,126	270	20,201	1,440
Emission control	3,086	1,752	6,839	6,107
CO2 capture	723	467	1,924	1,066

Total cost of revenues	19,935	2,489	28,964	8,613

Gross Margin	4,656	6,479	24,352	13,668
Other Costs and Expenses:
General and administrative	2,872	11,565	17,468	32,790
Research and development	893	272	2,289	911
Depreciation and amortization	960	78	1,568	917

Total expenses	4,725	11,915	21,325	34,618

Operating Income (Loss)	(69)	(5,436)	3,027	(20,950)
Other Income (Expense):
Net equity in net income (loss) from unconsolidated entities	(1,206)	(2,899)	(6,967)	(8,037)
Other income including interest	57	500	2,218	2,510
Interest expense	(695)	(16)	(1,584)	(16)
Settlement of litigation and arbitration award, net	19,752	6,072	(21,932)	6,072

Total other income (expense)	17,908	3,657	(28,265)	529

Income (Loss) from Continuing Operations Before Income Tax Benefit and Non-controlling Interest	17,839	(1,779)	(25,238)	(20,421)
Income Tax (Expense) Benefit	(3,993)	1,375	13,368	8,564

Net Income (Loss) Before Non-controlling Interest	13,846	(404)	(11,870)	(11,857)
Non-controlling Interest	(93)	(2,713)	(7,981)	(3,613)

Net Income (Loss) Attributable to ADA-ES, Inc.	$13,753	(3,117)	$(19,851)	$(15,470)

Net Income (Loss) Per Common Share – Attributable to ADA-ES, Inc.
Basic	$1.56	$(0.42)	$(2.48)	$(2.09)

Diluted	$1.53	$(0.42)	$(2.48)	$(2.09)

Weighted Average Common Shares Outstanding	8,831	7,494	8,020	7,393

Weighted Average Diluted Common Shares Outstanding	9,015	7,494	8,020	7,393

See accompanying notes to Company’s Form 10K.

ADA-ES, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2011 and 2010

(Amounts in thousands, except share data)

	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$40,879	$9,696
Receivables, net of allowance for doubtful accounts	5,914	9,066
Investment in securities	508	505
Notes receivable	—	1,580
Prepaid expenses and other assets	3,924	603

Total current assets	51,225	21,450

Property and Equipment, at cost	41,771	8,041
Less accumulated depreciation and amortization	(4,651)	(3,235)

Net property and equipment	37,120	4,806

Intangible assets, net of amortization	354	260
Goodwill, net of amortization	435	435
Investment in unconsolidated entities	590	14,021
Deferred taxes and other assets	16,375	15,696

Total other assets	17,754	30,412

Total Assets	$106,099	$56,668

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,849	$3,441
Accounts payable—related parties	1,209	205
Accrued payroll and related liabilities	2,545	1,852
Line of credit	10,873	—
Deposits	14,900	—
Deferred revenues and other liabilities	5,105	5,883
Settlement awards and related accrued liabilities	3,983	—

Total current liabilities	47,464	11,381

Long-term Liabilities:
Line of credit	3,624	—
Settlement awards and indemnity liability	5,200	27,411
Accrued warranty and other liabilities	632	4,432

Total long-term liabilities	9,456	31,843

Total liabilities	56,920	43,224

Commitments and Contingencies (Note 9)
Stockholders’ Equity:
ADA-ES, Inc. stockholders’ equity
Preferred stock: 50,000,000 shares authorized, none outstanding	—	—
Common stock: no par value, 50,000,000 shares authorized, 9,996,144 and 7,538,861 shares issued and outstanding, respectively	93,184	39,627
Accumulated deficit	(48,069)	(28,218)

Total ADA-ES, Inc. stockholders’ equity	45,115	11,409
Non-controlling interest	4,064	2,035

Total Stockholders’ Equity	49,179	13,444

Total Liabilities and Stockholders’ Equity	$106,099	$56,668

See accompanying notes to Company’s Form 10K.